Exhibit 99.1

1ST QUARTER VIDEO TRANSCRIPT

Tom M:

Hello and welcome to the Inland American Real Estate Trust’s first quarter update.  My name is Tom McGuinness, and I am the President of Inland American.  With me today is Jack Potts, Inland American’s chief financial officer.

Back in January, I hosted a video discussing our new estimated share price.  That communication method was very well received.  In fact, 10 times more viewers watched that video compared with those who normally listen to our webcasts or earnings calls.  So, due to this positive response we decided to continue experimenting with this method of communication.

It is our continued effort to deliver complete and timely information to the maximum number of our shareholders possible.  At the completion of this video, we would like you to take a brief survey specifically asking which method you prefer. The webcast/earnings call or the video. We look forward to reviewing your responses.

Today, our goal is to provide you with an update on the following topics:

•              First, our continued execution on our long-term portfolio strategy.

•              Second, our 1st quarter financial results and 2013 guidance.

•              And, finally, we will address some of the most frequently asked questions that we have received over the past several months.

For some time now we have been discussing Inland American’s long-term strategy. Let me briefly review them with you.

•              Our first priority is to provide a sustainable distribution to our shareholders while maintaining capital preservation.

•              Next, we are actively tailoring our portfolio into three asset classes that we believe will provide our shareholders the best opportunity to benefit from the recovering real estate cycle.  We also believe that this will deliver both growth and value creation.  They are in the asset classes of; multi-tenant retail, lodging, and student housing.

•              And, finally we are positioning our company and our portfolio of assets for several potential shareholder liquidity events.

We have made significant progress during 2012 and that progress has continued to ramp up during 2013.  In the first quarter of 2013, Inland American purchased 4 properties totaling $120 million dollars.  These properties are fantastic additions to our portfolio and fit our long term goals.

An example of this is the 159- room Andaz San Diego hotel.  A revolutionary new luxury, boutique hotel concept developed by Hyatt.  The property is in a top-15 market and serves both business and vacation travelers.  We are excited that we were able to acquire one of the highest quality hotels in a downtown market at a significant discount to its development cost.  We also believe that there is a considerable operational upside as the Hyatt Andaz brand matures and Hyatt continues to grow and support that brand.

Moving throughout 2013, we should continue to have additional acquisition successes in our lodging portfolio, especially in the upper-upscale and urban upscale categories.  We believe that this is a portion of the lodging space that will deliver high yields and benefit from a recovering economy.

We have also made important progress on the disposition front as well. We are continuing to rotate out of our non-core asset classes and redeploy that cash into targeted categories.  During the first quarter, we sold 38 properties for $115 million dollars. Additionally in late April we sold the 57-story tall, 1.4 million sq. ft. IDS office tower for $253 million dollars.

And we have stated in the past, we believe that fundamentals have shifted away from the office sector and that greater returns can be achieved in our other targeted asset classes.

We also see apartments at peak pricing, this is a key factor in our decision to sell them and secure our investment gains. This is even more evident when you consider the number of new apartments coming on line in the areas where we have our properties.  Currently, our apartment assets are under contract and we expect the transaction to close during the 3rd quarter.

Our transaction team has been extremely busy this year and we expect that momentum to continue throughout 2013.  It should be noted that no disposition fee or acquisition fees were paid to Inland American Business Manager, or any of its affiliates, in connection with any of these transactions.

Jack Potts:

Before I review our financial statements for the first quarter, I wanted to cover a couple recent developments with everyone.

Our investment team was hard at work in the first quarter.  In May, we announced the completion of a new $600 million dollar institutional joint venture with PGGM, one the world’s most respected global pension funds based in the Netherlands.  PGGM has 133 billion euros under management and has partnered with other U.S. firms in the past.  We are excited to establish a partnership with them.  We believe this venture is a strategic fit with Inland American’s long-term business strategy.  It will also enhance our platform for future growth in one of our core investment sectors – multi-tenant retail.

This joint venture is different from other joint ventures we have entered into in the past.  First, we are in control of the management of the properties and the venture.  Secondly, capital is being invested by the other party and not supplied by us.  We are contributing the assets, which we own and have managed in the past.  This means we have complete knowledge of the assets included in this deal.

The joint venture with PGGM will focus on investing in stabilized, necessity-based, multi-tenant retail shopping centers in Texas and Oklahoma.  Inland American has retained the majority equity stake in their venture.

On the debt side, we closed on a new three-year $200 million dollar revolving credit facility and a four-year $75 million dollar term loan.  This debt facility is comparable to lines of other traded REITs and was oversubscribed by the lenders, meaning the demand was greater than the amounts we offered.  The group of lenders was headed by KeyBanc and JPMorgan Securities. The credit facility is available for general corporate purposes including acquisitions, developments, and refinancing.  At the closing the pricing on the revolver was approximately 2.1 percent.

Combined with our cash position and strong balance sheet, this credit facility ensures that we have the financial capacity required to support our strategic growth initiatives for the foreseeable future.

For the next few minutes, I’d like to focus on our first quarter results, which have continued to improve.  Let me start with our standard portfolio pie chart we discuss every quarter.

With the transactions Tom discussed earlier, our portfolio continues to evolve.  As of March 31, 2013, Retail still is our largest asset class with 550 properties and represents approximately 32% of our total portfolio with an economic occupancy rate of 93%.  Our Lodging asset class ticked up to approximately 27% of our entire portfolio with 88 properties and over 16,000 rooms.  Our Office and Industrial segments are approximately 23% of the portfolio and Student Housing has grown to over 5,300 beds.

For the 1st quarter, our same store Net Operating Income for the entire portfolio was up 2.4% over last year’s first quarter.  Same-store NOI is a key performance indicator for us showing our organic growth within the existing portfolio.

The 2.4% increase was driven by the 10.6% year-over-year increase in lodging, 7% increase in student housing and 6% year-over-year increase in apartments.  Our Retail portfolio was flat, while our NOI for the Industrial and Office both fell slightly.  These results were in line with our expectations and we expect similar results for the remainder of 2013.

Funds from Operations or FFO for the 1st quarter was approximately $107 million, or $0.12 cents a share.  Again this is in line with our expectations and comparable with our 2012 first quarter results.

Remember, due to the seasonal nature of our hotels, performance wise our cash flow is lower in the first quarter and our 2013 guidance still remains between $0.50 & $0.52 cents a share on a FFO basis.  This guidance is based on our current portfolio, but as we have talked about today and over the past few months, we expect to have a significant amount of disposition activity this year.  This disposition activity can cause a short-term dilution of our FFO performance as we reallocate the capital to other uses.

It is important to remember that FFO does NOT account for any gains on sales for the properties we sell during a reporting period.  For example, we realized $24 million of gains from the property dispositions in the first quarter, but these are not included in our FFO calculation.

Moving to our balance sheet, our cash reserves hover around $200 million, which is a comfort level for a REIT of this size.  Our distributions declared to our shareholders for the quarter was approximately $112 million.  Our leverage is 54% and as our disposition strategy continues, we may see those ratios come down a bit throughout the year.  Our interest rates ticked down in 2012 and that has continued in the first quarter as well.  As we now have a weighted average interest rate of approximately 5.07%.

Before I turn the spotlight back to Tom, I’d like to encourage everyone to review our 1st quarter 10Q filed on May 15th, to see our full and complete results.

Tom McGuinness:

We sometimes receive questions from our shareholders.  Two common questions that we are asked are, when we are going to be opening up the general share repurchase program and second what is the timeline for execution of our portfolio strategy related to liquidity for our shareholders?

I consider both of these linked and basically seeking to know, “when am I going to be able to get some or all of my investment back from Inland American?”  This is a fair and reasonable question.  As I have said in the past, this is something that the senior management team reviews and discusses frequently.  Since our last conference call in April, we continue to meet with investment bankers and commercial property brokers to help us determine not only the right move but also the optimum time for a transaction.

In the marketplace we are currently seeing interest in our single tenant properties intensifying, this represents about a quarter of our entire portfolio.  To remind everyone, these single tenant buildings are typically free standing and the tenants responsible for paying all of these operating costs directly during the term of the lease.

As our dispositions accelerate, our continued discussion with transaction experts are critical in helping us find the right buyer for our assets. These experts will also provide potential solutions on how to handle and/or distribute in the most effective way the proceeds from these potential transactions.

Jack Potts:

Another question we receive centers on our share price disclosed in December.

Tom did a very informative video back in January discussing this question and several other questions related to the estimated share value.  This video is available on our website and available for your viewing.  Please feel free to watch at your convenience.

Additionally, people also want to know when we will conduct our next estimated share value calculation?  At this time, we believe it will most likely be in December of this year.

Tom McGuinness:

Before we close today, I’d like to thank you for joining us today.

We look forward to updating you on our progress throughout 2013.  If you have any questions, please do not hesitate to call Inland Investor Service group at 1-800-826-8228 and don’t forget to take the survey so we can better communicate with you in the future.

Lastly and most importantly, on behalf of the Inland American management team and its Board of Directors, we want to thank you for your continued interest and support of our company.